CERTIFICATE OF INCREASE

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                            U.S. ENERGY SYSTEMS, INC.

        (Pursuant to Section 151 of the Delaware General Corporation Law)
                          -----------------------------

         U.S. Energy Systems,  Inc., a Delaware  corporation  acting pursuant to
Section 151 of the General Corporation Law of Delaware, does hereby submit the following Certificate of Increase of additional shares of its Series A Convertible Preferred Stock.

         FIRST:    The name of the corporation is U.S. Energy Systems, Inc. (the
"Corporation").

         SECOND:   The certificate of designation  of  the  Corporation  with respect to its Series A Convertible Preferred Stock was filed with the Secretary of State of Delaware on March 23, 1998.

         THIRD:    The Board of Directors  of  the Corporation  duly adopted the following resolution as of July 28, 2000:

                  RESOLVED, that the Corporation hereby designates an additional 538,888 shares of the Corporation's Preferred Stock which is authorized to be issued as Series A Convertible Preferred Stock, such that the number of shares of the Corporation's Preferred Stock which is designated as Series A Convertible Preferred Stock shall be a total of 1,138,888 shares and the officers of the Corporation are authorized and directed to file with the Secretary of State of Delaware a Certificate of Increase to that effect.

         IN WITNESS WHEREOF, this certificate has been subscribed on the date set forth below by the undersigned, who affirms that the statements made herein are true under the penalties of perjury.

         Executed on this 31st day of July, 2000.




                                        /s/Goran Mornhed
                                           ------------------------
                                           Goran Mornhed, President